Exhibit 10.22

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made between Carol Talkington Verser, Ph.D (the “Employee”) and Heska Corporation (the “Company”) as of the 31st day of December 2006.  The Employee and the Company are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, on or about May 1, 2000, the Employee and the Company entered into an Employment Agreement (the “Employment Agreement”);

WHEREAS, the Employee now wishes to voluntarily terminate her employment with the Company effective as of December 31, 2006 (the “Termination Date”);

WHEREAS, the Employee and the Company wish to enter into a consulting agreement to be effective as of January 1, 2007 attached hereto as Exhibit A (the “Consulting Agreement”);

WHEREAS, the Employee and the Company entered into an Employee Confidential Information and Inventions Agreement dated November 4, 1996 (the “Confidentiality Agreement”);

WHEREAS, the Employee and the Company entered into several stock option agreements (the “Stock Option Agreements”),  granting the Employee the option to purchase shares of the Company’s common stock (collectively, the “Options”) subject to the terms and conditions of the Company’s 1988 and 1997 Stock Plans and Stock Option Agreements.  A schedule of the Employee’s Options is attached hereto as Exhibit B; and

WHEREAS, the Parties wish to enter into this Agreement to resolve fully and finally any potential disputes regarding the Employee’s employment with the Company.

TERMS

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

1.             Termination Date.  Employee’s last date of employment with the Company is on the Termination Date. This Agreement will be effective on the expiration of the revocation period set forth in Paragraph 7(e) below (the “Effective Date”).

2.             Separation Terms.

a.             Final Payments.  Pursuant to the Employment Agreement, the Employee is not entitled to any severance pay and shall receive only the pay which the Employee earned as of the Termination Date.  Upon the Termination Date, the Employee will be paid all accrued, unused vacation.  The Employee acknowledges and agrees that, by this payment, she will have received from the Company the employment benefits, compensation, wages and vacation pay owing to her from the Company.  It is understood and agreed that the Company will reimburse the Employee for any travel expenses incurred by the Employee through the Termination Date.  The Employee acknowledges that all outstanding travel expenses will be submitted for payment within forty-five (45) days of the Termination Date. The Company and Employee acknowledge that the Employee remains eligible to participate in the 2006 Management Incentive Plan set forth in Paragraph 2(d) below.

b.             No Benefits.  Employee’s health insurance benefits will cease on the Termination Date, subject to the Employee’s right to continue her health insurance under COBRA.  The Employee’s participation in all other benefits and incidents of employment will cease on the Termination Date.  The Employee will cease accruing benefits, including but not limited to, vacation time and paid time off as of the Termination Date.  The vesting of Options is described in Paragraph 2(c) below.

c.             Vesting/Expiration of Stock Options/Restricted Stock.  In consideration for the Employee signing and not revoking this Agreement and entering into the Consulting Agreement, the Company agrees that all Options issued to the Employee will continue to vest up to and through January 31, 2007 whereupon the Employee will have 575,000 vested Options.  Notwithstanding the Stock Option Agreements, the Employee’s option to exercise such vested Options will be subject to the terms of the Consulting Agreement.

d.             2006 Management Incentive Plan.  Employee shall remain eligible to participate in the 2006 Management Incentive Plan (the “2006 MIP”), to be paid in accordance with the terms and conditions of the 2006 MIP and subject to the Compensation Committee’s sole and absolute discretion.

3.             Return of Company Property.  Employee agrees to return all Company property to the Company no later than ten business days following the final day of the Term of the Consulting Agreement.  This property includes, but is not limited to, Company documents, materials, laptops, computer disks and badges.   Notwithstanding the above, Employee agrees to return Company keys and credit cards within thirty (30) days of Termination Date.

4.             General Release.

a.             Employee, for herself, and for her affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives voluntarily, knowingly and intentionally releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Termination Date   (the “Released Claims”).

b.             The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) the Employee’s employment with the Company or the termination thereof; (ii) statements, acts or omissions by the  Parties whether in  their individual or representative capacities, (iii) express or implied agreements between the Parties, (except as provided herein); (iv) claims under any severance, stock, or stock option agreement or plan or relating to or arising from the Employee’s right to purchase or actual purchase, including, without limitation, any claims for;  fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, age, sex, disability, whistleblower status, public policy, or any other characteristic of the Employee under the Age Discrimination in Employment Act, the Older Worker’s Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; and (vii) any claim which was or could have been raised by the Employee.  The Released Claims include, but are not limited to, claims related to the negotiation and execution of this Agreement, including but not limited to claims that this Agreement was fraudulently induced.

c.             To be clear, the General Release does not apply to any ongoing commitments under this Agreement or under the Consulting Agreement.

5.             Unknown Facts.  This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected as of the Termination Date.   The Employee hereby acknowledges that she may hereafter discover facts different from, or in addition to, those which she now knows to be or believes to be true with respect to this Agreement, and she agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

6.             No Admission of Liability.  The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

7.             Representations and Warranties.  Employee represents and warrants as follows:

a.             she has read this Agreement and agrees to the conditions and obligations set forth in it;

b.             she has been advised to consult with an attorney prior to executing the agreement and voluntarily executes this Agreement after having had full opportunity to consult with counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company, including without limitation its attorneys, officers, shareholders, directors, employees and agents;

c.             she has had at least twenty-one (21) days in which to consider the terms of this Agreement.  In the event that the Employee executes this Agreement in less time, it is with the full understanding that she had the full twenty-one (21) days if she so desired and that she was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement.  In such event, the Employee expressly intends such execution to be a waiver of any right she had to review the Agreement for a full twenty-one (21) days;

d.             she has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released.  In the event that any such lawsuit, charge, or proceeding has been filed, the Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding;

e.             she has been informed and understands that (i) to the extent that this Agreement waives or releases any claims she might have under the Age Discrimination in Employment Act, she may revoke her waiver and release within seven (7) calendar days of her execution of this Agreement, and (ii) any such revocation must be in writing and hand delivered to the Company, or, if sent by mail, postmarked within the seven-day period, sent by certified mail, return receipt requested and addressed as follows:

Heska Corporation

Attn: Mr. Mark Cicotello

Vice President, Human Resources

3760 Rocky Mountain Avenue

Loveland, CO  80538

f.              she has full and complete legal capacity to enter into this Agreement.

8.             Severability.  If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof.  In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law.  Any claim by the Employee against the Company shall not constitute a defense to enforcement by the Company of this Agreement.

9.             Enforcement.  The release contained herein does not release any claims for enforcement of the terms, conditions or warranties contained in this Agreement.  The Parties shall be free to pursue any remedies available to them to enforce this Agreement subject to Paragraph 15 below.

10.           Entire Agreement.  With the exception only of the Employee’s obligations under the Confidentiality Agreement, the Consulting Agreement following its execution and the Stock Option Agreements, this Agreement contains the entire agreement between the Parties.  Other than the agreements set forth in the preceding sentence, this Agreement supersedes and modifies any and all agreements (except those described in the first sentence of this Paragraph), prior and contemporaneous negotiations, correspondence and understandings.  This Agreement cannot be modified except in writing signed by all Parties.

11.           Counterparts.  This Agreement may be executed in counterparts.

12.           Assignment.  The Company may assign its rights under this Agreement.  No other assignment shall be permitted unless it is in writing and signed by the Parties.

13.           Non-Disparagement.  Employee agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or its officers, directors, board members, employees, successors, or affiliates.

14.           Governing Law.  This Agreement shall be governed by the laws of the State of Colorado.  Each article shall be independent and separable from all other articles, and the invalidity of an article shall not affect the enforceability of any of the other articles.

[Signatures to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates written below.

EMPLOYEE	HESKA CORPORATION

/s/ C. T. Verser	/s/ Mark D. Cicotello
Carol Talkington Verser, Ph.D	Mark D. Cicotello
Vice President, Human Resources

December 29, 2006	December 29, 2006
Date	Date

Exhibit A

Consulting Agreement

Exhibit A

HESKA CORPORATION

CONSULTANT SERVICES AND CONFIDENTIALITY AGREEMENT

This Agreement is made between the undersigned and Heska Corporation and its affiliates, as defined in this Agreement (the “Company”), effective as of January 1, 2007 (the “Agreement”).  All references to “I”, “me” or “Consultant” shall mean Carol Talkington Verser, Ph.D.  In consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

1.0           Consulting.  I agree to serve as a Consultant to the Company for the period commencing on the date of this Agreement and concluding on the date set forth in Exhibit A hereto, subject to the termination of this Agreement in accordance with Section 7.  The period during which I serve as a Consultant to the Company is referred to as the “Consulting Period”.

2.0           Duties.  My consulting services will be in connection with the activities specified on Exhibit A, or as requested by an officer of the Company and mutually agreed upon.  During the Consulting Period, I will perform all duties to the best of my ability.  In the performance of such duties, I will consult with the Company in the manner set forth on Exhibit A, to take place at the Company’s facilities or at another place reasonably requested by the Company at the Company’s expense.  I will be available for reasonable telephone consultation with the Company or the other parties with respect to whom my consulting services are being rendered.

3.0           Compensation.  The parties agree that my sole compensation for services rendered pursuant to this Agreement shall be as set forth on Exhibit A.

4.0           Confidential Information.

4.1           Access to Confidential Information.  I understand that, during the Consulting Period with the Company, I will be exposed, in the trust and confidence of the Company, to confidential information and data, including techniques, know-how, trade secrets, procedures, business matters or affairs, inventions, designs, methods, systems, improvements or other information designated as confidential (herein “Confidential Information”) belonging to the Company or its subsidiaries or to its customers or others with whom the Company has a joint venture, research contract or other business relationship (all such subsidiaries, customers and other parties referred to herein as “affiliates”) requiring the Company to maintain the confidentiality of such information.

4.2           Nondisclosure of Confidential Information.  I agree that, during the Consulting Period and five (5) years thereafter, I will not, directly or indirectly, disclose any Confidential Information to any third party or use any Confidential Information for any purpose other than providing services to the Company without the prior written approval of the Company.  For purposes of this Agreement, information shall be considered to be confidential if not known by the trade generally even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements or other agreements.  Such information will not be considered to be confidential, however, to the extent that it is or becomes, through no fault of mine, publicly known or to the extent that I already knew such information at the time of its disclosure to me by the Company, as evidenced by written materials in my files.

4.3           Confidential Information Property of the Company.  I understand that all data, including drawings, prints, specifications, designs, notes, notebooks, records, documents, reproductions or other papers or memoranda of every kind which come into my possession in the course of providing the consulting services are the sole property of the Company, and I will surrender all such property to the Company upon request and in any event upon termination of my services.

5.0           Assignment of Inventions.

5.1           Maintenance of Records.  I agree to keep separate and segregated from my other personal property, including any work I am doing for any other party, all documents, records, notebooks and correspondence relating to my work for the Company, and to maintain notebooks and other records in such form as the Company reasonably requests.

5.2           Disclosure of Inventions.  I will promptly disclose to the Company all Inventions, as defined below.  The term “Inventions” includes, but is not limited to, concepts, ideas, processes, programs, algorithms, methods, formulae, compositions, techniques, articles, and machines, as well as improvements thereof or know-how related thereto and all original works of authorship (herein “Inventions”), whether or not patentable, copyrightable or protectable as trade secrets, which are conceived or made by me, alone or with others, (i) during the Term of this Agreement, if such Inventions relate to the actual business or research activities or anticipated business or research activities disclosed to me under this Agreement that are Confidential Information, including any business or research conducted by the Company for or jointly with any other party, or (ii) during the Term of this Agreement or thereafter, if such Inventions are developed using trade secret information of the Company or result from work performed by me for the Company under this Agreement.

5.3           Assignment of Inventions.  I hereby assign to the Company my entire rights to each Invention described in Section 5.2 hereof.  I will execute all papers and documents as requested by the Company to obtain and enforce any patent, copyright or other protection which the Company elects to obtain or enforce, in any country, in my name or the Company’s name (or the name of an appropriate Company affiliate), as the case may be, at the Company’s expense.  My obligation to assist the Company in obtaining and enforcing patents, copyrights and other protections shall continue beyond the termination of my services, but the Company shall compensate me at a reasonable rate after the termination of my services for time actually spent at the Company’s request providing such assistance.  If the Company is unable, after reasonable effort, to secure my signature on any document needed to apply for, prosecute or enforce any patent, copyright or other protection relating to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and enforcement of patents, copyrights or similar protections with the same legal force and effect as if executed by me.

6.0           No Conflicting Obligations.

6.1           No Conflicting Agreements.  The Company understands and agrees that during the Consulting Period I may be retained by other companies, corporations, and/or commercial enterprises to perform consulting services.  I agree, however, that, during the Consulting Period, I will not, for my account or as an officer, member, employee, consultant, representative or advisor of another, engage in or contribute my knowledge to engineering, development, manufacturing, research, business analysis or sales relating to any product, equipment, process or material that relates in any way to the Confidential Information of the Company without the written permission of the Company.  The foregoing provision, however, shall not prohibit me from engaging in any work at any time after the Consulting Period, provided that Confidential Information will not be involved in such work.  The provisions of this Section 6.1 will not be construed as limiting to any extent my continuing obligations under any other section of this Agreement.

6.2           No Conflict With Prior Agreements.  I represent and warrant to the Company and its affiliates that my retention by the Company and my performance of my obligations under this Agreement do not conflict with any prior obligations to third parties, including former employers.  I represent and warrant that the Company has not asked me to reveal, nor will I do so, any trade secrets or other proprietary or confidential information that may have been gained by me during my previous employment which I am under obligation not to disclose.

7.0           Termination.  The Consulting Period may be terminated by me for any reason upon 30 days’ prior written notice.  Either party may terminate this agreement immediately in the event the other party fails to perform.   Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement the non-breaching party may terminate this Agreement immediately if the breaching party fails to cure the breach within 5 business days after having received written notice by the non-breaching party of the breach or default.  In the event of termination for any reason or for default the Consultant shall be paid for any portion of services rendered pursuant to Exhibit A that have been performed prior to the termination.

8.0           Legal Relationship.  My relationship with the Company is that of an independent contractor and not as an employee, as such is defined in C.R.S. 8-40-202(2)(a), nor an agent of the Company.  I will not be entitled to any benefits or compensation from the Company except as set forth in this Agreement.  I agree that I am responsible for direct payment of any federal or state taxes on the compensation paid to me under this Agreement.  I understand that I am not authorized to bind the Company or make any representations on its behalf in any matter.

9.0           Assignment; Binding Upon Estate.  The services to be rendered under this Agreement are personal in nature, and my rights and obligations under this Agreement may not be assigned by me without the prior written consent of the Company.  Subject to this restriction, this Agreement shall be binding upon me, my heirs, executors, administrators or legal representatives and shall inure to the benefit of the Company and its successors and assigns.

10.0         Governing Law.  This Agreement shall be governed by the laws of the State of Colorado.  Each article shall be independent and separable from all other articles, and the invalidity of an article shall not affect the enforceability of any of the other articles.

11.0         Remedies.  I recognize that any violation of this Agreement by me would cause the Company irreparable damage for which other remedies would be inadequate, and I therefore agree that the Company shall have the right to obtain, in addition to all other remedies, such injunctive and other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to prevent any violation of this Agreement.

12.0         Waiver.  The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

13.0         Entire Agreement.  This Agreement contains the entire agreement between the Company and myself relating to the subject matter hereof, and supersedes and modifies any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between us relating to the subject matter hereof.  This Agreement cannot be modified except in writing signed by all parties.

IN WITNESS WHEREOF, I have signed this Agreement as of the date on the first page hereof, to be effective from and after the first date of the Consulting Period, as set forth below.

ACCEPTED FOR CONSULTANT:

By:	/s/ C. T. Verser

Name: Carol Talkington Verser, Ph.D.

ACCEPTED FOR HESKA CORPORATION:

By:	/s/ Robert B. Grieve

Name: Robert B. Grieve

Title: Chairman of the Board and Chief Executive Officer

EXHIBIT A

1.            Name of Consultant:

Carol Talkington Verser

2.            Term of Consulting Period:

The term of this Agreement is from January 1, 2007 through December 31, 2007 and is renewable at the end of the initial one (1) year term for additional three month periods upon mutual written agreement (the “Term”).

3.            Duties of Consultant:

During the Term of this Agreement, the Consultant shall consult with the Company on matters relating to the business of the Company, including business development and patents.

4.            Consideration:

For Consultant’s services, commitments and covenants hereunder, the Consultant shall receive no compensation for the first twenty-two (22) hours per calendar month other than reimbursement of reasonable out of pocket expenses and continued service to the Company as outlined in various Stock Option Agreements between the Consultant and the Company and other 1997 Incentive Stock Plan-related documents (each an “Option Document”).  Consultant and Company acknowledge that under all Option Documents outstanding, the Consultant’s options will expire three (3) months following the final day of the Term of this Agreement.  Consultant and Company acknowledge that this Agreement does not represent a modification to any Option Document and to the extent this Agreement shall conflict with any Option Document, including in any manner that could be deemed a modification, the Option Document shall rule.

For any hours worked in excess of twenty-two (22) hours and up to forty (40) hours per calendar month, the Consultant shall receive a fee of $140.00 per hour.  For any hours worked in excess of forty (40) hours per calendar month, the Consultant shall receive a fee of $200.00 per hour. Starting in the calendar month of February 2007, the Consultant and John R. Flanders, Vice President, General Counsel, will mutually agree in advance for any hours to be worked within a given calendar month in excess of twenty-two (22) hours per calendar month.

The Company shall reimburse Consultant for all reasonable expenses incurred on behalf of the Company in connection with the performance of her services hereunder, upon the presentation of appropriate receipts, provided that Consultant shall be reimbursed only to the extent that such expenses have been approved in advance by John R. Flanders.

Consultant shall keep records of her time and, shall invoice the company monthly if necessary.  Company shall pay the Consultant within forty-five (45) days of receipt of such invoice.

The Consultant further acknowledges that during the Term of this Agreement she will continue to be bound by the Company’s Amended Statement on Policies on Trading in Securities by Officers and Directors and all applicable trading windows.  Upon request by the Consultant, this clause will be reviewed for applicability after the first six (6) months of the Agreement.

SIGNED:

HESKA CORPORATION		CONSULTANT

By:	/s/ Robert B. Grieve	By:	/s/ C. T. Verser
Typed Name: Robert B. Grieve, Ph.D. Title: Chairman of the Board and Chief Executive Officer		Typed Name: Carol Talkington Verser, Ph.D

Date:	December 30, 2006	Date:	December 29, 2006

Exhibit B

Schedule of Employee’s Stock Option

Exhibit B

Heska Corporation	Page 1
Personnel Grant Status	ID: 77-0192527	File:	Optstmt
	3760 Rocky Mountain Avenue	Date:	10/11/2006
	Loveland, CO 80538	Time:	4:47:54PM

AS OF 10/11/2006

Carol Verser

A W A R D S

Number	Grant Date	Plan	Type	Granted	Price	Released	Vested	Cancelled	Unvested	Deferred	Next Deferral Release Date
00003161	10/1/2001	1997	RSA	10,000	$0.00000	10,000	10,000	0	0
				10,000		10,000		0	0	0

S T O C K  O P T I O N S

Number	Grant Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
00000459	9/25/1995	1988	ISO	20,000	$0.35000	20,000	20,000	0	0	0	0
00000627	1/21/1997	1988	ISO	5,000	$1.20000	0	5,000	0	0	5,000	5,000
00000733	3/15/1997	1997	ISO	5,000	$3.00000	0	5,000	0	0	5,000	5,000
00001664	4/6/1999	1997	ISO	10,000	$3.06000	0	10,000	0	0	10,000	10,000
00002490	11/17/1999	1997	ISO	10,000	$2.00000	0	10,000	0	0	10,000	10,000
00002641	8/2/2000	1997	ISO	15,000	$2.00000	0	15,000	0	0	15,000	15,000
00002698	2/5/2001	1997	ISO	46,875	$1.25000	0	46,875	0	0	46,875	46,875
00003192	1/12/2002	1997	ISO	88,542	$1.21000	0	88,542	0	0	88,542	88,542
00003601	1/6/2003	1997	ISO	35,000	$0.34000	0	35,000	0	0	35,000	35,000
00003649	1/31/2003	1997	ISO	60,000	$0.70000	0	55,000	0	5,000	60,000	55,000
00004049	1/5/2004	1997	ISO	11,885	$2.30000	0	11,885	0	0	11,885	11,885
00004050	1/5/2004	1997	NQ	48,115	$2.30000	0	48,115	0	0	48,115	48,115
00004452	2/5/2001	1997	NQ	3,125	$1.25000	0	3,125	0	0	3,125	3,125
00004453	1/12/2002	1997	NQ	36,458	$1.21000	0	36,458	0	0	36,458	36,458
00004757	3/30/2005	1997	ISO	85,000	$0.88000	0	85,000	0	0	85,000	85,000
00004821	12/15/2005	1997	ISO	11,760	$1.25000	0	11,760	0	0	11,760	11,760
00004822	12/15/2005	1997	NQ	83,240	$1.25000	0	83,240	0	0	83,240	83,240
				575,000		20,000	570,000	0	5,000	555,000	550,000